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Pacific Select Fund

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PACIFIC SELECT FUND
INTERNATIONAL VALUE PORTFOLIO
INFORMATION STATEMENT DATED JULY 17, 2006
This statement provides information concerning a portfolio manager change for the International Value Portfolio.
We are not asking you for a proxy, and you are requested not to send us a proxy.
We previously advised you, via a supplement dated February 3, 2006 to the Pacific Select Fund’s (the “Fund”) Prospectus dated May 1, 2005, as supplemented, that the Fund’s Board of Trustees (the “Board”) unanimously voted and approved a change in manager for the International Value Portfolio (the “Portfolio”). Under the Investment Company Act of 1940 (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, under an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”), as the Fund’s adviser, and to the Fund by the Securities and Exchange Commission (“SEC”) on January 13, 1999, Pacific Life can hire, terminate and replace, as applicable, portfolio managers (except as a general matter, portfolio managers affiliated with Pacific Life) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the order.

I.	Background
At an in-person meeting held on January 10, 2006, the Board, including a majority of the Independent Trustees, approved, effective May 1, 2006, AllianceBernstein L.P. (“AllianceBernstein”), formerly Alliance Capital Management, L.P., to serve as the new portfolio manager, approved a portfolio management agreement with AllianceBernstein (the “Agreement”) and approved changes to certain investment policies, techniques and nonfundamental investment restrictions of the Portfolio. In connection with this matter, also at the January 10, 2006 meeting, the Board approved the termination of the portfolio management agreement for the Portfolio with the prior portfolio manager, Lazard Asset Management LLC (“Lazard”), effective as of the close of business April 30, 2006. AllianceBernstein’s appointment as portfolio manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Manager
The Board evaluated the Agreement principally with reference to the factors described below under the heading entitled “Factors.” The Board also considered the various screening processes that Pacific Life utilizes in proposing a new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted on the investment resources, personnel and operations of a portfolio manager and assessing the investment strategies used by a portfolio manager. Additionally, the Board reviewed the specific criteria and information evaluated by Pacific Life during the selection process of AllianceBernstein, including certain other firms considered by Pacific Life, and Pacific Life’s analysis in reaching its conclusion to recommend AllianceBernstein as the new portfolio manager, which was ultimately accepted by the Board.
The Board also noted that the portfolio management fees payable under the Agreement, which are paid by Pacific Life to AllianceBernstein and are not paid directly by such Portfolio, are the result of arms’-length negotiations between Pacific Life and AllianceBernstein.
Factors
In evaluating the approvals described above regarding the Agreement, the Board considered the following factors, among others:

A.	Nature, Extent and Quality of Services
The Board considered the benefits to shareholders of retaining AllianceBernstein, particularly in light of the nature, extent, and quality of the services to be provided by AllianceBernstein. Under the Agreement, AllianceBernstein

would be responsible for providing investment management services, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Board considered the quality of the management services expected to be provided to the Portfolio over both the short- and long-term, the organizational depth and resources of AllianceBernstein, including the background and experience of AllianceBernstein’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the international value strategy used by AllianceBernstein. The Board also considered that AllianceBernstein had represented that it had the capacity and the resources to assume management of a portfolio of this size that will continue to grow.
Additionally, the Board considered that the Fund’s Chief Compliance Officer had reviewed the compliance operations of AllianceBernstein, including the assessment of its compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics prior to the effectiveness of the Agreement. The Board concluded it was satisfied with the nature, extent and quality of the management services to be provided by AllianceBernstein.
In making its assessments, the Board reviewed the due diligence Pacific Life conducted with respect to AllianceBernstein and was aided by the assessments and recommendations of Pacific Life and the materials provided by AllianceBernstein.

B.	Investment Results
The Board considered information about the historical performance of a composite of comparable accounts advised by AllianceBernstein that had substantially similar investment strategies to the Portfolio (the “AllianceBernstein Composite”), as well as information comparing the performance of the AllianceBernstein Composite with the performance of the Fund’s International Value Portfolio for the year-to-date, one-, three-, five-, and ten-year periods and found that AllianceBernstein had outperformed the prior portfolio manager over the year-to-date, one-, three-, five-, and ten-year periods. The Board also considered the performance of the AllianceBernstein Composite against a pertinent benchmark, noting that the AllianceBernstein Composite had outperformed the benchmark during the year-to-date, one-, three-, five- and ten-year periods. The Board considered materials compiled by management from an independent source.
The Board also considered that the appointment of AllianceBernstein was expected to benefit all shareholders, including those who utilize the Portfolio Optimization Models offered through Pacific Life’s asset allocation service. The Board also considered the need for AllianceBernstein to adhere to its general investment mandate of a large-capitalization sector of developed international markets, which could at times have an impact on the Portfolio’s performance. The AllianceBernstein materials examined by the Board reflected that certain Portfolio investment policies, techniques and nonfundamental investment restrictions were different than those of comparable accounts managed by AllianceBernstein and accordingly were changed.
The Board determined that AllianceBernstein’s performance record was acceptable and that AllianceBernstein should be engaged to manage the Portfolio’s assets.

C.	Portfolio Management Fees
In assessing the portfolio management fees to be charged by AllianceBernstein with respect to the International Value Portfolio, the Board compared the fees to be paid under the Agreement to the portfolio management fees that were paid to the Portfolio’s prior portfolio manager. The Board noted that, although AllianceBernstein had agreed to assume the current portfolio management fee schedule associated with the Portfolio, the actual portfolio management fees paid by Pacific Life to AllianceBernstein would likely increase because the assets of the Portfolio would no longer be aggregated for purposes of fee discounts with another portfolio of the Fund and with another fund of Pacific Funds (an affiliated registered investment company advised by Pacific Life). However, the Board noted that the advisory fees paid by Portfolio shareholders would remain the same. The Board additionally considered that the portfolio management fee payable to AllianceBernstein under the Agreement contained breakpoints, which would cause the rate paid by Pacific Life to be reduced as the Portfolio’s asset level rose. The Board also considered information regarding the standard management fee schedule established by AllianceBernstein for other similarly managed accounts managed by AllianceBernstein and that the fee schedule under the Agreement is comparable to the standard management fee schedule established by AllianceBernstein for similarly managed accounts.
AllianceBernstein does not serve as investment adviser to a mutual fund with a similar investment objective to the Portfolio but does act as investment adviser to accounts included in the following composite of accounts, which have a similar objective to the Portfolio:

Name	Net Assets*	Standard Compensation Rate

AllianceBernstein International Value — Developed Composite	$13,949 million	0.80% on the first $25 million; 0.60% on the next $25 million; 0.50% on the next $50 million; 0.40% thereafter

*	As of March 31, 2006
The Board took into account the fact that the fee rates were the result of arms’-length negotiations between Pacific Life and AllianceBernstein, and that the Portfolio’s portfolio management fees are paid by Pacific Life and are not paid directly by the Portfolio. In light of these factors, the Board concluded that the fees under the Agreement are reasonable.

D.	Profitability to the Portfolio Manager and Other Benefits
The Board considered the estimated profitability of the Agreement to AllianceBernstein to the extent practicable based on the financial information provided by AllianceBernstein. The Board considered that generally it is difficult to accurately determine or evaluate the potential profitability to AllianceBernstein because it manages substantial assets and, further, that any such assessment would involve assumptions regarding AllianceBernstein’s asset allocation policies, capital structure, cost of capital, business mix and other factors.
The Board considered any potential benefits to be derived by AllianceBernstein from its relationship with the Portfolio and concluded that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual. The Board gave less weight to profitability considerations and did not view this data as important, given the arms’-length nature of the relationship between Pacific Life and AllianceBernstein with respect to the negotiation of portfolio management fees. The Board also concluded that at the current time, given the Portfolio’s asset levels, the current fee structures reflected in the Agreement were reasonable.

E.	Economies of Scale
The Board considered the extent to which economies of scale would be realized as assets of the Portfolio grow. The Board considered that there is an expense limitation agreement in place for the Fund. The Board concluded that at the current time the compensation payable reflected in the Agreement was appropriate.
          F. Conclusion
Based on its review, including its consideration of each of the factors referred to above, the Board concluded that; (i) the compensation payable under the Agreement is fair and reasonable and is not excessive; and (ii) that the Agreement is in the best interests of the Portfolio and its shareholders.

III.	The New Portfolio Management Agreement
The Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio, other than with respect to the identity of the portfolio manager and the portfolios and funds aggregated to determine combined average daily net assets. AllianceBernstein will, subject to the supervision of Pacific Life, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Portfolio’s investment objectives, policies and restrictions. AllianceBernstein bears the expenses of its own staff for its activities in connection with the services provided under the Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. AllianceBernstein is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Agreement or by reason of AllianceBernstein’s reckless disregard of its obligations and duties under the Agreement. The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.
There is no change to the advisory fee paid by the Portfolio to Pacific Life. The prior and new portfolio management fees for sub-advisory services are set forth in the table below:

		New Portfolio Management Fee
Prior Portfolio Management Fee		Payable by Pacific Life to
Paid by Pacific Life to Lazard		AllianceBernstein
	Combined Average Daily		Combined Average Daily
Fee	Net Assets of the Portfolio*	Fee	Net Assets of the Portfolio**

0.35%	On first $1 billion	0.35%	On first $1 billion
0.30%	On next $1 billion	0.30%	On next $1 billion
0.25%	On excess	0.25%	On excess

*	When determining the break point rate under the prior portfolio management agreement, the combined average daily net assets of the International Value and Mid-Cap Value Portfolios, the PF Lazard International Value and the PF Lazard Mid-Cap Value Funds of Pacific Funds were aggregated.

**	When determining the break point rate under the Agreement, the combined average daily net assets of the International Value Portfolio and the PF AllianceBernstein International Value Fund of Pacific Funds are aggregated.
The portfolio management fee paid by Pacific Life through April 30, 2006 to the previous manager of the Portfolio (Lazard) was pursuant to a management agreement dated January 1, 2001, as amended. For the period January 1, 2005 through December 31, 2005, the management fees paid or owed by Pacific Life for the Portfolio totaled $5,538,023. Had the new portfolio management fees been in effect for that same time period, the portfolio management fees paid or owed by Pacific Life would have been $6,304,178. This amount would have been an increase in such fees paid by Pacific Life of approximately 13.8%, resulting from lower combined average daily net assets under the new Agreement. For the fiscal year ended December 31, 2005, the Portfolio did not pay any brokerage commissions to any affiliated brokers.

IV.	Information Regarding AllianceBernstein
AllianceBernstein is an asset management firm with approximately $618 billion in assets under management as of March 31, 2006. AllianceBernstein is headquartered at 1345 Avenue of the Americas, New York, NY 10105. AllianceBernstein is a Delaware limited partnership. AllianceBernstein Corporation, an indirect wholly-owned subsidiary of AXA Financial, Inc., located at 1290 Avenue of the Americas, New York, NY 10104, is the general partner of both AllianceBernstein and AllianceBernstein Holding L.P. As of December 31, 2005, AXA Financial, Inc. held a 1% general partnership interest in AllianceBernstein. As of December 31, 2005, AllianceBernstein had an ownership structure as follows:

•	32.2% owned by AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) is a holding company that is publicly traded on the New York Stock Exchange under the ticker symbol “AB”

•	61.1% owned by AXA Financial, Inc. (includes ownership of AllianceBernstein units, indirect ownership of AllianceBernstein units through its interest in AllianceBernstein Holding, and general partnership interests AllianceBernstein and AllianceBernstein Holding); AXA Financial, Inc. is a wholly-owned subsidiary of AXA Group, located at 25 Avenue Matigon, 75008, Paris, France

•	AllianceBernstein employees own approximately 6.6%

•	All other owners of AllianceBernstein own less than a 10% share each
The percentages presented above are not meant to total 100% due to AXA Financial’s indirect ownership of AllianceBernstein units through its interest in AllianceBernstein Holding. As of May 31, 2006, the directors and executive officers of AllianceBernstein are:
Lewis A. Sanders, Chairman of the Board and Chief Executive Officer; Roger Hertog, Vice Chairman; Gerald M. Lieberman, Director, President and Chief Operating Officer, Member of the Executive Committee, AXA; Dominique Carrel-Billiard, Senior Vice President, Business Support and Development, AXA; Henri De Castries, Director, Chairman of the Management Board, AXA, Chairman of the Board, AXA Financial, Inc., Director, AXA Equitable Life Insurance Company; Christopher M. Condron, Director, President and Chief Executive Officer, AXA Equitable Life Insurance Company, Member of the Management Board, AXA; Denis Duverne, Director, Chief Financial Officer, AXA Director, AXA Financial Inc. Director, AXA Equitable Life Insurance Company; Weston M. Hicks, Director, President and Chief Executive Officer, Alleghany Corporation; W. Edwin Jarmain, Director, President, Jarmain Group Inc., Director, AXA Financial, Inc.; Nicolas Moreau, Director, Chief Executive Officer, AXA Investment Managers, S.A.; Lorie A. Slutsky, Director, A. W. (Pete) Smith, Director, President, Smith Consulting; Peter J. Tobin, Director, AXA Financial, Inc. Director; Stanley B. Tulin, Director, Vice Chairman of the Board and Chief Financial Officer, AXA Financial, Inc., Vice Chairman of the Board and Chief Financial Officer, AXA Equitable Life Insurance Company, Executive Vice President and Member of the Executive Committee, AXA; Lawrence H. Cohen, Executive Vice President and Chief Technology Officer; Laurence E. Cranch, Executive Vice President and General Counsel; Edward J. Farrell, Senior Vice President and Controller; Sharon E. Fay, Executive Vice President and Chief Investment Officer — Global, U.K. and European Value Equities; Marilyn G. Fedak, Executive Vice President, Head — Bernstein Global Value Equities, Business and Co-Chief Investment Officer — U.S. Value Equities; Mark R. Gordon, Executive Vice President, Director of Global Quantitative Research and Chief Investment Officer, Global Diversified Funds; Thomas S. Hexner, Executive Vice President and Head — Bernstein Global Wealth Management; Robert H. Joseph, Jr., Senior Vice President and Chief Financial Officer; Mark R. Manley, Senior Vice President, Deputy General Counsel and Chief Compliance Officer; Seth J. Masters, Executive Vice President and Chief Investment Officer — Style Blend and Core Equity Services; Marc O. Mayer, Executive Vice President of AllianceBernstein and Executive Managing Director of AllianceBernstein Investments, Inc.; Douglas J. Peebles, Executive Vice President, Co-Chief Investment Officer — Fixed Income, Director — Global Fixed Income; Jeffrey S. Phlegar, Executive Vice President, Co-Chief Investment Officer — Fixed Income, Director — U.S. Investment-Grade Fixed Income; James G. Reilly, Executive Vice President and U.S. Large Cap Growth Team Leader; Paul C. Rissman, Executive Vice President and Director of Research — Global Growth Equities; Lisa A. Shalett, Executive Vice President of AllianceBernstein and Chairman of the Board, Sanford C. Bernstein & Co., LLC; David A. Steyn, Executive Vice President and Head — AllianceBernstein Institutional Investments; Christopher M. Toub, Executive Vice President of AllianceBernstein, Chief Executive Officer of AllianceBernstein Limited and Head — Global/ International Growth Equities; Peter Etzenbach, Director — AllianceBernstein.
The business address of each above individual is 1345 Avenue of the Americas, New York, NY 10105.

The annual report for Pacific Select Fund for the fiscal year ended December 31, 2005 has previously been sent to shareholders. That report and any more current semi-annual reports are available upon request without charge by contacting Pacific Select Fund by:
Regular mail: Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail: Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-800-7681
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997
Website: www.PacificLife.com
Pacific Select Fund’s investment adviser and administrator is Pacific Life Insurance Company, 700 Newport Center Drive, Newport Beach, CA 92660.
Pacific Select Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.
PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

Form No.	15-27361-00
VAINF706
85-27362-00